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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*




                          Craftmade International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)

                                   22413E 10 4
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                                 (CUSIP Number)


                                December 31, 1998
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [ ]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                 SCHEDULE 13G/A


CUSIP No. 22413E 10 4
---------------------

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      1     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              James R. Ridings
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      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [ ]
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      3    SEC USE ONLY
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      4    CITIZENSHIP OR PLACE OR ORGANIZATION

              United States
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                                  5     SOLE VOTING POWER

                                        1,271,293
          NUMBER OF              -----------------------------------------------
           SHARES                6     SHARED VOTING POWER
         BENEFICIALLY
          OWNED BY                     0
            EACH                 -----------------------------------------------
          REPORTING              7     SOLE DISPOSITIVE POWER
           PERSON
            WITH                       1,271,293
                                 -----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
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      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,271,293
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     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)
                                                                             [ ]
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     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           16.8%
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     12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------





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Item 1(a).  Name of Issuer:

                Craftmade International, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                650 South Royal Lane
                Suite 100
                Coppell, Texas 75019

Item 2(a).  Name of Persons Filing:

                James R. Ridings

Item 2(b).  Address of Principal Business Office or, if None, Residence:

                650 South Royal Lane
                Suite 100
                Coppell, Texas 75019

Item 2(c).  Citizenship:

                United States of America

Item 2(d).  Title of Class of Securities:

                Common Stock, $0.10 par value per share (the "Common
                Stock")

Item 2(e).  CUSIP Number.:

                22413E 10 4

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)     [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
            78o).

(b)     [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)     [ ] Insurance company as defined in Section 3(a)(19) of the Act (15
            U.S.C. 78c).

(d)     [ ] Investment company registered under section 8 of the Investment
            Company Act of 1940 (15 U.S.C. 80a-8).

(e)     [ ] An investment adviser in accordance with Section
            240.13d-1(b)(1)(ii)(E).


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(f)     [ ] An employee benefit plan or endowment fund in accordance with
            Section 240.13d- 1(b)(1)(ii)(F).

(g)     [ ] A parent holding company or control person in accordance with
            Section 240.13d- 1(b)(1)(ii)(G).

(h)     [ ] A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813).

(i)     [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)     [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership:

                (a) Amount beneficially owned: 1,271,293

                (b) Percent of class: 16.8%

                (c) Number of shares as to which the person has:

                    (i)   Sole power to vote or direct the vote - 1,271,293.

                    (ii)  Shared power to vote as to direct the vote - 0.

                    (iii) Sole power to dispose or to direct the disposition
                          of - 1,271,293.

                    (iv) Shared power to dispose or to direct the disposition of - 0.

Item 5.     Ownership of Five Percent or Less of a Class:

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

                 No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the 1,271,293 shares of Common Stock owned of record and beneficially by James R. Ridings.



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Item 7.     Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By The Parent Holding Company:

                Not applicable.

Item 8.     Identification and Classification of Members of the Group:

                Not applicable.

Item 9.     Notice of Dissolution of Group:

                Not applicable.

Item 10.    Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE


   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Date: January 26, 1999.



                                                JAMES R. RIDINGS



                                                /s/ James R. Ridings
                                               ---------------------------------




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